EXHIBIT 8(a)(ii)
AMENDMENT TO PARTICIPATION AGREEMENT
     The Fund Participation Agreement, dated September 5, 1995, between IL Annuity and Insurance Company, a life insurance company organized under the laws of Kansas, The Alger American Fund, and Fred Alger & Company, Incorporated, is hereby amended, effective as of June 1, 2001, as follows:
1.	Paragraph 12.2, “the names and addresses of” in line 2 shall be replaced with “all information pertaining to”, and in line 5, “names and addresses and other” shall be deleted.

2.	Paragraph 12.21, The following sentence shall be added at the end of this paragraph:
Each party hereto shall be solely responsible for the compliance of their officers, directors, employees, agents, independent contractors, and any affiliated and non-affiliated third parties with all applicable privacy-related laws and regulations including but not limited to the Gramm-Leach-Bliley Act and Regulation S-P.
3.	Schedule A, Separate Accounts and Associated Contracts, is hereby amended to include the following contracts: VCA-97, and VSTAR-0l.

4.	Schedule C, is hereby amended to include the following additional investment companies:

     Dreyfus Investment Portfolio — Service Shares
     First Eagle SoGen Funds
     JP Morgan Series Trust
     Neubrger Berman
     OCC Accumulation Trust
     PIMCO Variable Insurance Trust
     Royce Capital Fund
     SAFECO Resource Series Trust
     Strong Variable Insurance Funds

     All other terms and provisions of the Agreement not amended hereby shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Agreement to Amend as of the date and year first above written.

THE ALGER AMERICAN FUND

By:	/s/ Gregory S. Duch	6-13-01

	Name: Gregory S. Duch	Date
Title: Treasurer

FRED ALGER & COMPANY, INCORPORATED

By:	/s/ Gregory S. Duch	6-13-01

	Name: Gregory S. Duch	Date
Title: Executive Vice President

IL ANNUITY AND INSURANCE COMPANY

By:	/s/ Daniel J. LaBonte

	Name: Daniel J. LaBonte	Date
Title: Sales Officer

SCHEDULE A
Separate Accounts, Associated Contracts, and Fund Portfolios

Name of Separate
Account and Date	Policy Form Numbers	Portfolios of the Fund
Established by	of Contracts Funded	Available Under
Board of Directors	By Separate Account	the Contracts
IL Annuity and Insurance Co.	VA-95	MidCap Growth Portfolio
Separate Account 1 (November 1, 1994)		Small Capitalization Portfolio

SCHEDULE B
Other investment companies currently available under the Contracts:
Variable Insurance Products Fund
Variable Insurance Products Fund II
Quest for Value Accumulation Trust
T. Rowe Price Fixed Income Series, Inc.
T. Rowe Price International Series, Inc.
Van Eck Worldwide insurance Trust